UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING


                                    FORM 10-K
                     FOR THE PERIOD ENDED DECEMBER 31, 1998


                         COMMISSION FILE NUMBER: 0-2616

                         CONSUMERS FINANCIAL CORPORATION
                             1200 CAMP HILL BY-PASS
                               CAMP HILL, PA 17011


PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25b, the following should be completed.

 X   (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 X   (b)    The subject annual report, or semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

      The Company will be unable to file its Form 10-K for the year ended December 31, 1998 as a result of the time required to address various matters relating to the Company s adoption of a liquidation basis of accounting in its consolidated financial statements.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                              R. FREDRIC ZULLINGER
                                 (717) 730-6306

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                     X   Yes         No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                     X   Yes         No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      The Company expects to report net income of $24,000 for the period from January 1, 1998 to March 24, 1998, the date on which it adopted a liquidation basis of accounting, as described in Note 2 of the Notes to Consolidated Financial Statements. For the period from March 25, 1998 to December 31, 1998, the Company expects to report an excess of expenses (including income taxes) over revenues of $202,000, resulting in a total loss in 1998 of $178,000. In 1997, the Company s net loss totaled $6.4 million. The improvement in 1998 is principally the result of major expense reductions and, more importantly, the elimination of the substantial losses which were being incurred in the Company s credit insurance business, which was sold effective January 1, 1998. A $3.9 million loss on the disposal of that segment and an additional $825,000 operating loss from that line of business were reflected in the Company s 1997 results of operations.

                         CONSUMERS FINANCIAL CORPORATION

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 1, 1999                 By:   /S/ R. Fredric Zullinger
                                          R. Fredric Zullinger
                                          Sr. VP and CFO